Exhibit (d)(vi)

November 1, 2000

  Name:

  Office: CENTRAL REGION

  $

        FOR VALUE RECEIVED, the undersigned promises to pay to the order of BANK OF AMERICA, N.A., a national banking association formerly known as NationsBank, N.A. (the "Agent"), at 101 North Tryon Street, 15th Floor, NC1-001-15-04, Charlotte, North Carolina 28255, or at such other address as the Agent shall subsequently state to the undersigned in writing, the principal sum of                        U.S. DOLLARS (U.S. $                                           ), plus interest on the unpaid balance thereof at a fluctuating rate per annum equal to the Applicable Rate (as defined herein). Interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or, if the Federal Funds Rate (as defined herein) shall then apply, 360 days, for the period commencing with the date hereof and ending on the date on which this Note has been paid in full. Interest shall be payable quarterly in arrears, commencing on December 31, 2000 for the first calendar quarter ending after the date hereof and continuing on the 3rd business day of the month immediately following each calendar quarter occurring thereafter, and on the Maturity Date (as defined herein).

        For purposes hereof, the "Applicable Rate" means (i) for all periods prior to and including January 5, 2001, the Adjusted Base Rate and (ii) for all periods thereafter (a) if no Cash Flow Deficiency exists as of the immediately preceding Calculation Date, the Adjusted Base Rate and (b) if a Cash Flow Deficiency exists as of the immediately preceding Calculation Date, the Prime Rate. "Adjusted Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day minus plus 1/2 of 1.0% or (b) the Prime Rate in effect on such day, minus 1.0%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Adjusted Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. "Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that (A) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day and (B) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent. "Prime Rate" means the per annum rate of interest established from time to time by the Agent at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the business day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor. "Calculation Date" means the last day of each fiscal quarter of Watson Wyatt & Company. A "Cash Flow Deficiency" shall exist at any time when the Leverage Ratio of the Watson Wyatt & Company, on a consolidated basis, is 2.5 or greater, as more fully described in the Loan Documents referenced below.

        Principal hereunder shall be payable in seven consecutive annual installments of U.S. $                      each on the 30th day of each September beginning 1999.

        This Note shall mature on September 30, 2005 (the "Maturity Date"); provided however, that in the event the undersigned is terminated (whether voluntary or involuntary) from Watson Wyatt & Company Holdings or any of its subsidiaries or affiliates (such termination is, hereinafter, a "Termination"), the undersigned shall prepay this Note in the amounts and on the dates set forth below:

          (A)  if on the date of Termination the undersigned is permitted to sell all of the common stock securing this Note under applicable securities laws and under the Management Stock Agreements, then the undersigned shall repay this Note in full on the date thirty (30) days after the Termination;

          (B)  if on the date of Termination the undersigned is permitted to sell a portion, but not all, of the common stock securing this Note under applicable securities laws and under the Management Stock Agreements, then the undersigned shall repay this Note:

            (x)   on the date thirty (30) days after the Termination by an amount equal to the lesser of (l) the unpaid principal amount of this Note and (2) the proceeds (net of broker commissions, if any) from the sale of all of the common stock securing this Note permitted to be sold under applicable securities laws and under the Management Stock Agreements;

            (y)   subject to clause (z) below, on the date thirty (30) days after the undersigned is permitted to sell any additional common stock securing this Note under applicable securities laws and under the Management Stock Agreements by an amount equal to the lesser of (1) the unpaid principal amount of this Note and (2) the proceeds (net of broker commissions, if any) from the sale of all of the additional common stock permitted to be sold under applicable securities laws and under the Management Stock Agreements; and

            (z)   on the date thirty (30) days after the undersigned is permitted to sell all of the common stock securing this Note under applicable securities laws and under the Management Stock Agreements by an amount equal to the unpaid principal amount of this Note.

          (C)  if on the date of Termination the undersigned is not permitted to sell all or any portion of the common stock securing this Note under applicable securities laws and under the Management Stock Agreements, then the undersigned shall repay this Note:

            (x)   subject to clause (y) below, on the date thirty (30) days after the undersigned is permitted to sell any common stock securing this Note under applicable securities laws and under the Management Stock Agreements by an amount equal to the lesser of(l) the unpaid principal amount of this Note and (2) the proceeds (net of broker commissions, if any) from the sale of all of the common stock permitted to be sold under applicable securities laws and under the Management Stock Agreements; and

            (y)   on the date thirty (30) days after the undersigned is permitted to sell all of the common stock securing this Note under applicable securities laws and under the Management Stock Agreements by an amount equal to the unpaid principal amount of this Note.

        Whenever any principal of or interest on this Note shall not be paid when due, whether at the stated maturity or by acceleration or otherwise, interest on such unpaid amounts shall thereafter (and in the case of late principal payments, 50 days thereafter if no other default shall then exist under this Note or under any other Loan Document (as such term is defined hereinafter» be payable at a rate per annum equal to two (2) percentage points above the stated rate of interest under this Note until such amounts shall be paid, but in no event shall the rate of interest payable hereon exceed the highest rate allowed by law.

        Payments shall be made in lawful money of the United States and in immediately available funds and shall be applied first to interest, then to principal.

        The undersigned may prepay the principal hereof, in whole or in part, at any time without penalty, provided, however, that any prepayments of principal shall be applied against the installments of principal hereunder in their inverse order of maturity.

        Upon the sale of any common stock securing payment of this Note, the undersigned shall immediately prepay the principal hereof in an amount equal to the product of (a) the sum of (i) the number of shares of common stock sold divided by (ii) the total number of shares of common stock securing payment of this Note (including the shares sold), multiplied by (b) the outstanding principal of this Note (for example, if this Note is secured by 10,000 shares of common stock and the undersigned sells 2,500 of those shares (which represents 25% of the common stock securing payment of this Note), then the undersigned must prepay the principal hereof by an amount equal to 25% of the outstanding principal).

        Whenever this Note, or any other liability of any of the undersigned to the Agent matures, whether at the stated maturity or by acceleration or otherwise, the Agent may set-off against the balance hereof any and all credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with or held by, or in the possession of, the Agent, to the credit of or for the account of the undersigned, without notice to or consent by the undersigned. The undersigned promptly shall provide such financial, operational or business information in each instance and in such form as the Agent in its sole discretion shall require.

        This Note is secured by, among other things, common stock of Watson Wyatt & Company Holdings purchased or refinanced with the proceeds of the loan evidenced by this Note and as provided by a certain stock pledge agreement from the undersigned to the Agent dated this date, and this Note is entitled to the benefits of said stock pledge agreement, including, without limitation, waiver by the undersigned of demand, presentment, protest, and other notices, all as provided in the stock pledge agreement.

        Upon failure of the undersigned to pay any payment hereon in full when due, or the failure of the undersigned to perform or comply with any of the provisions hereof and/or any of the provisions of any pledge agreement, guaranty, or any other document previously, simultaneously or hereafter executed and delivered by the undersigned to the Agent in connection with this Note (collectively, and including without limitation that certain Credit Agreement dated June 30, 1998, as amended, among Watson Wyatt & Company, the Subsidiary Guarantors identified therein, the banks party thereto and NationsBank, N.A. (now known as Bank of America, N.A.), as Agent, the "Loan Documents"), or the occurrence of a default on the part of the undersigned or Watson Wyatt & Company under any of the Loan Documents; or if any information contained in any financial statement, application, schedule, report or any other document delivered by the undersigned or any other party in connection with the obligations of the undersigned or such other party omitted to state any material fact or any fact necessary to make such information not misleading; or if any judgment shall be entered against the undersigned; or if an attachment shall be levied against any assets of the undersigned in the possession of the Agent; or if the undersigned shall become the subject of any bankruptcy or insolvency proceeding; or if the Agent shall in good faith deem itself insecure or unsafe as a result of acts or events which bear upon the financial condition of the undersigned or the repayment of this Note, then the entire unpaid principal balance hereof plus accrued and unpaid interest thereon shall, at the option of the Agent, mature and become immediately due and payable without presentment, demand, protest, notice of protest or any other notice of any kind, all of which are hereby expressly waived.

        The undersigned hereby agrees to pay, in addition to all other sums or money due, all costs of collection and reasonable attorneys' fees, whether suit be brought or not, if this Note is not paid in full when due, whether at the stated maturity or by acceleration.

        The undersigned hereby certifies to Agent that the proceeds hereof are not to be used in whole or in part for personal, family or household purposes, but only for the purpose of financing and/or refinancing the purchase of common stock of Watson Wyatt & Company.

        This Note is given in replacement of that certain Employee Promissory Note dated in the principal amount of $                                           issued by the undersigned to the Agent. This instrument is an instrument under seal and shall be governed in all respects by the laws of the State of North Carolina, excluding its choice of law rules. The undersigned hereby consents to the jurisdiction of the courts of North Carolina, including the federal district court, and consents to service of process by registered mail, return receipt requested. The undersigned further specifically Mecklenburg County, North Carolina.

Witness:	(Signature)	Signed
Name:	(Print or Type)	Name:	(Print or Type)

Name:

Office: CENTRAL REGION

Date: November 1, 2000

Watson Wyatt & Company Holdings
1717 H Street, NW
Washington, DC 20006-3900

Attn: Mr. Walter W. Bardenwerper, General Counsel & Secretary \

Gentlemen:

        I have issued a promissory note(s) (the "Note(s)") in the principal amount of $                  to Bank of America, N.A., a national banking association formerly known as NationsBank, N.A. (the "Agent"), as agent for itself and certain other banks. The Note(s) evidences a loan made to me by the Agent to enable me to purchase, or to refinance the purchase of, shares of the common stock of Watson Wyatt & Company (the "Company"). In connection with the initial public offering of the common stock of Watson Wyatt & Company Holdings ("Holdings"), my shares of common stock of the Company converted into shares of common stock of Holdings.

        As security for the timely satisfaction of my obligations under the Note(s), I hereby pledge to the Agent all shares purchased or refinanced with the proceeds of the loan, including the shares of common stock of Holdings issued in conversion of or exchange for the shares of common stock of the Company (the "Employee Pledged Shares"), and grant to the Agent a lien on and security interest in the Employee Pledged Shares and all proceeds thereof.

        Holdings and/or its transfer agent is hereby authorized and directed to register on its books my pledge to the Agent of the Employee Pledged Shares, to identify said pledge of the Employee Pledged Shares on all initial and periodic statements and all other statements or notices respecting the Employee Pledged Shares, and to have all pledgee notices and statements respecting the Employee Pledged Shares as well as any and all certificates or any other instruments or documents evidencing my ownership of the Employee Pledged Shares sent directly to the Agent at the following address:

    Bank of America, N.A.
    101 North Tryon Street, 15th Floor
    NC1-001-15-04
    Charlotte, North Carolina 28255
    Attn: Tammie Cotton, Agency Services

I agree that the Agent shall take and maintain possession of all such statements, notices, certificates, instruments and documents in its capacity as pledgee.

        Upon the sale of any Employee Pledged Shares, I agree to immediately prepay the principal of the Note(s) in an amount equal to the product of (a) the sum of (i) the number of Employee Pledged Shares sold divided by (ii) the total number of Employee Pledged Shares (including the shares sold), multiplied by (b) the outstanding principal of the Note(s) (for example, if the Note is secured by 10,000 Employee Pledged Shares and I sell 2,500 Employee Pledged Shares [which represents 25% of the Employee Pledged Shares), then I must prepay 25% of the outstanding principal of the Note(s)].

        In the event that I sell any or all of the Employee Pledged Shares prior to repayment of my loan from the Agent, I agree and direct that the purchaser(s) thereof shall be directed to remit the purchase price to Holdings and that Holdings shall apply the proceeds of such sale in the manner provided above. To facilitate the foregoing, I agree and direct that Holdings and/or its transfer agent register on its books and identify on all transaction and periodic statements respecting the Employee Pledged Shares the restriction that any purchaser of the Employee Pledged Shares may be required to remit the purchase price directly to Holdings to be applied in payment of my indebtedness to the Agent, and I further agree and direct that the following legend shall be placed on all certificates, if any, for the Employee Pledged Shares:

    "In the event the shares represented by this certificate are sold, the purchaser may be required to remit the purchase price directly to Watson Wyatt & Company Holdings to be applied in payment of certain indebtedness of the registered holder to Bank of America, N.A., as agent for itself and certain other banks."

You agree to have such legend removed from any certificate if and when you are advised in writing by the Agent that my indebtedness to it has been repaid in full.

        Upon the payment in full of all amounts due under my note issued to the Agent, I understand that with respect to all of the Employee Pledged Shares that have not been sold or otherwise disposed of under the terms of this letter, the Agent will direct Holdings and/or its transfer agent to register on its books the release of the Agent's lien on and the foregoing restrictions respecting such Employee Pledged Shares, and will have delivered to me, at Holdings' expense, free of liens and encumbrances, and without recourse or representation, all certificates, if any, for such Employee Pledged Shares. I agree that beyond the exercise of reasonable care, the Agent shall have no duty or liability to preserve rights pertaining to the Employee Pledged Shares, and shall be relieved of all responsibility for the Employee Pledged Shares upon issuing a direction to Holdings and/or its transfer agent to register the release of its lien on and the foregoing restriction respecting the Employee Pledged Shares and upon surrendering or tendering surrender to me of all certificates, if any, respecting the Employee Pledged Shares.

        I agree that all rights, remedies and powers granted to the Agent in this letter, in my note, in your guaranty of my note, or in any other document previously, simultaneously or hereafter executed and delivered by me or by any other party to the Agent in connection with this letter or my note (collectively, the "Loan Documents"), whether express or implied, shall be cumulative and may be exercised singly or concurrently with such other rights as the Agent may have. I also agree that no failure or delay on the part of the Agent in exercising any right, power or privilege hereunder, under any of the Loan Documents, or under applicable law, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. I further agree that no waiver or modification of any right, power or privilege of the Agent or of any obligation of mine shall be effective unless such waiver or modification is in writing, signed by the Agent, and then only to the extent set forth therein, and I agree that a waiver by the Agent of any right, power or privilege hereunder on anyone occasion shall not be construed as a bar to, or a waiver of, any such right, power or privilege which the Agent otherwise would have on any subsequent occasion.

        This agreement is given in amendment, restatement and replacement of letter agreement(s) given by me to the Company pursuant to which I pledged my Employee Pledged Shares to the Agent as security for the Note(s).

        This letter constitutes a security agreement in favor of the Agent, and I understand that the Agent is entitled to rights and remedies as a secured party under this agreement and applicable law. I authorize and direct you to provide a copy of this letter to the Agent, and I understand that the Agent is relying on this letter, in addition to your guaranty of my note, in making its loan to me.

Witness:	(Signature)	Signed:
Name:	(Print or Type)	Name:	(Print or Type)
Tax ID No.: